EXHIBIT 11
            Statement Regarding the Computation of Earnings Per Share

                                              For the three month period
                                                    ending March 31
                                            -------------------------------
                                                1999               1998
                                            -------------------------------

Weighted average shares outstanding:         5,804,648          5,815,246

Common Stock

Common Stock Equivalents
          Stock Options                              0                  0
          Stock Awards                               0                  0
          ESOP Shares                                0                  0
Total Common Stock Equivalents                       0                  0

Total weighted average shares outstanding    5,804,648          5,815,246

Net Income                                  $1,904,000         $1,907,000

Net Income Per Share                               .33(cent)          .33(cent)

Fully Diluted Income Per Share                     .33(cent)          .33(cent)






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